Exhibit 99.1

CONTACT: THOMAS COUGHLIN, PRESIDENT & CEO THOMAS KEATING, CFO (201) 823-0700

BCB Bancorp, Inc. Earns $8.3 Million in Third Quarter 2021;

Declares Quarterly Cash Dividend of $0.16 Per Share

BAYONNE, N.J., October 21, 2021 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported net income of $8.3 million for the third quarter of 2021, compared to $8.1 million in the second quarter of 2021, and $8.3 million for the third quarter of 2020. Earnings per diluted share for the third quarter of 2021 were $0.47, compared to $0.45 in the preceding quarter and $0.47 in the third quarter of 2020. For the first nine months of the year, net income increased 73.2 percent to $23.5 million, or $1.31 per diluted common share, compared to $12.5 million, or $0.73 per diluted common share, for the first nine months of 2020.

The Company announced that its Board of Directors declared a regular quarterly cash dividend by of $0.16 per share. The dividend will be payable on November 15, 2021 to common shareholders of record on November 1, 2021. The Company recently increased its quarterly cash dividend from $0.14 to $0.16 with the payment of last quarter’s dividend.

“We delivered solid earnings for the third quarter and first nine months of 2021, fueled by net interest income generation together with our disciplined approach to managing core operating expenses,” stated Thomas Coughlin, President and Chief Executive Officer. “Despite the challenging low interest rate environment, our continued efforts to manage our cost of funds helped expand our net interest margin by 48 basis points during the third quarter of 2021 from the third quarter a year ago. Further, our performance metrics continue to improve with an annualized return on average assets of 1.13 percent, and an annualized return on average equity of 12.8 percent for the third quarter. Our strong financial performance is a reflection of the hard work of our employees who have done an excellent job providing the personal attention that our local customers have come to expect from us.”

“Although our credit metrics remain strong, we continue to closely monitor our loan portfolio and asset quality metrics, and have sound credit monitoring structures in place,” said Mr. Coughlin. “Our total non-accrual loans increased to $20.7 million at September 30, 2021 from $16.4 million at December 31, 2020, while our level of total impaired and classified loans improved to $58.9 million and $48.5 million from $83.2 million and $68.6 million, respectively, at December 31, 2020. Despite the concerns surrounding the pandemic, we recognized net recoveries of $4,000 in loans for the most recent quarter, on a total reserve balance of $38.2 million and a net portfolio balance of $2.290 billion. We believe our reserve levels are sufficient to cover potential loan losses stemming from the pandemic. Additionally, the Bank had no loans on deferment as of September 30, 2021.”

Executive Summary

•

On October 13, 2021, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.16 per share. The dividend will be payable on November 15, 2021 to common shareholders of record on November 1, 2021.

•

Net interest margin was 3.46 percent for the third quarter of 2021, compared to 3.47 percent for the second quarter of 2021, and a 48 basis point improvement from 2.98 percent for the third quarter of 2020.

•

Total yield on interest-earning assets decreased 9 basis points to 3.95 percent for the third quarter of 2021, compared to 4.04 percent for the second quarter of 2021, and decreased 11 basis points from 4.06 percent for the third quarter of 2020.

•

Total cost of interest-bearing liabilities decreased 8 basis points to 0.66 percent for the third quarter of 2021, compared to 0.74 percent for the second quarter of 2021, and decreased 69 basis points from 1.35 percent for the third quarter of 2020.

•	Net income was $8.3 million in the third quarter of 2021, compared to $8.1 million in the prior quarter and $8.3 million in the third quarter a year ago.

•	Earnings per diluted share were $0.47 in the third quarter of 2021, compared to $0.45 in the prior quarter, and $0.47 in the third quarter of 2020.

BCBP Reports Third Quarter 2021 Earnings

October 21, 2021

•	The efficiency ratio for the third quarter was 52.2 percent compared to 48.9 percent in the prior quarter, and 47.9 percent in the third quarter of 2020.

•	The return on average assets ratio for the third quarter improved to 1.13 percent compared to 1.12 percent in the prior quarter, and was slightly below the 1.15 percent in the third quarter of 2020.

•	The return on average equity ratio for the third quarter was 12.8 percent compared to 12.6 percent in the prior quarter, and 14.1 percent in the third quarter of 2020.

•

The provision for loan losses decreased by $2.0 million, to $680,000 for the third quarter of 2021, compared to a provision for loan losses of $2.7 million for the third quarter of 2020. This decrease was primarily due to factors related to the COVID-19 pandemic. The 2021 third quarter provision for loan losses decreased by $1.6 million compared to a provision for loan losses of $2.3 million for the second quarter of 2021.

•

Allowance for loan losses as a percentage of non-accrual loans was 184.1 percent at September 30, 2021, compared to 169.0 percent for the prior quarter and 441.1 percent at September 30, 2020, as total non-accrual loans decreased to $20.7 million at September 30, 2021 from $22.2 million for the prior quarter and increased compared to $7.2 million at September 30, 2020.

•	Total deposits were $2.541 billion at September 30, 2021, up from $2.273 billion at September 30, 2020.

Balance Sheet Review

Total assets increased by $162.8 million, or 5.8 percent, to $2.984 billion at September 30, 2021, from $2.821 billion at December 31, 2020. The increase in total assets was mainly related to increases in total cash and cash equivalents.

Total cash and cash equivalents increased by $181.7 million, or 69.6 percent, to $442.9 million at September 30, 2021 from $261.2 million at December 31, 2020. This increase was primarily due to an increase in deposits, partly offset by net repayments of borrowings.

Loans receivable, net, decreased by $5.2 million, or 0.20 percent, to $2.290 billion at September 30, 2021 from $2.295 billion at December 31, 2020. Total loan decreases for the first nine months of 2021 included decreases of $23.0 million in commercial business loans, $20.1 million in residential one-to-four family loans, $6.9 million in construction loans, and $1.6 million in home equity loans, partly offset by increases of $49.0 million in commercial real estate and multi-family loans and $1.9 million in consumer loans. The allowance for loan losses increased $4.5 million to $38.2 million, or 184.1 percent of non-accruing loans and 1.64 percent of gross loans, at September 30, 2021 as compared to an allowance for loan losses of $33.6 million, or 205.2 percent of non-accruing loans and 1.44 percent of gross loans, at December 31, 2020.

Total investment securities decreased by $11.3 million, or 9.6 percent, to $106.1 million at September 30, 2021 from $117.4 million at December 31, 2020, representing repayments, calls and maturities, partly offset by purchases of $18.3 million.

Deposit liabilities increased by $223.4 million, or 9.6 percent, to $2.541 billion at September 30, 2021 from $2.318 billion at December 31, 2020. The increase in deposit liabilities mainly related to the recent payments to individuals under the American Rescue Plan Act of 2021, adopted in March 2021 to provide additional relief for individuals and businesses affected by the coronavirus pandemic, and proceeds from the second round of Paycheck Protection Program (“PPP”) loans. Total increases for the nine months ended September 30, 2021, included $142.5 million in non-interest-bearing deposit accounts, $36.3 million in money market checking accounts, $30.6 million in NOW deposit accounts and $29.1 million in savings and club accounts. The increase in deposits was partly offset by a decrease of $15.1 million in certificates of deposit, including listing service and brokered deposit accounts. The Company utilizes listing service and brokered certificates of deposit when needed as additional sources of deposit liquidity to fund loan growth. At September 30, 2021, the Company had $16.7 million in listing service deposits and no brokered certificates of deposit.

Debt obligations decreased by $72.4 million, or 31.7 percent, to $155.8 million at September 30, 2021 from $228.2 million at December 31, 2020. During the nine months ended September 30, 2021, the Company opted to extinguish $83.0 million in FHLB advances which held a weighted average rate of 1.96%. The advances were originally set to mature in 2021 through 2024. The effect of the extinguishment of the debt reduced the weighted average cost of FHLB borrowings by approximately 26 basis points on an annualized basis. The related expense for the extinguishment of this debt is included in noninterest expense. The weighted average interest rate of FHLB advances was 1.35 percent at September 30, 2021 and 1.66 percent at December 31, 2020. The fixed interest rate of our subordinated debt balances was 5.625 percent at September 30, 2021 and December 31, 2020.

BCBP Reports Third Quarter 2021 Earnings

October 21, 2021

Stockholders’ equity increased by $13.9 million, or 5.6 percent, to $263.1 million at September 30, 2021 from $249.2 million at December 31, 2020. The increase was primarily attributable to the increase in retained earnings of $15.1 million, or 25.8 percent, to $73.4 million at September 30, 2021 from $58.3 million at December 31, 2020, related to the net effect of net income less dividends paid for the nine months ended September 30, 2021.

Third Quarter 2021 Income Statement Review

Net income was $8.3 million for each of the third quarters ended September 30, 2021 and 2020. There were decreases in total interest expense, the provision for loan losses and the income tax provision, which were offset by decreases in interest and non-interest income, and an increase in non-interest expense for the third quarter of 2021 as compared with the third quarter of 2020.

Net interest income increased by $3.7 million, or 17.8 percent, to $24.6 million for the third quarter of 2021 from $20.9 million for the third quarter of 2020. The increase in net interest income resulted from a $4.0 million decrease in interest expense, partly offset by a decrease of $322,000 in interest income.

Interest income decreased by $322,000, or 1.1 percent, to $28.1 million for the third quarter of 2021 from $28.4 million for the third quarter of 2020. The decrease in interest income mainly related to a decrease in the average balance of loans receivable of $54.3 million, or 2.3 percent, to $2.341 billion for the third quarter of 2021 from $2.395 billion for the third quarter of 2020. This decrease was partly offset by an increase in the average yield on loans of 7 basis points to 4.60 percent for the third quarter of 2021 from 4.53 percent for the third quarter of 2020. Interest income on loans also included $179,000 of amortization of purchase credit fair value adjustments related to a prior acquisition for the third quarter of 2021, which added approximately three basis points to the average yield on interest earning assets.

Interest expense decreased by $4.0 million, or 53.4 percent, to $3.5 million for the third quarter of 2021 from $7.5 million for the third quarter of 2020. This decrease resulted primarily from a decrease in the average rate on interest-bearing liabilities of 69 basis points to 0.66 percent for the third quarter of 2021 from 1.35 percent for the third quarter of 2020, as well as a decrease in the average balance of interest-bearing liabilities of $104.2 million, or 4.6 percent, to $2.143 billion for the third quarter of 2021 from $2.247 billion for the third quarter of 2020. The decrease in the average cost of funds primarily resulted from the declining interest rate environment and an increased focus on managing funding costs. The decrease in the average balance of interest-bearing liabilities primarily resulted the Company’s strategy of continued deleveraging.

Net interest margin was 3.46 percent for the third quarter of 2021, compared to 2.98 percent for the third quarter of 2020. The increase in the net interest margin compared to the third quarter of 2020 was the result of the current volatile financial markets attributable to the COVID-19 pandemic and the low interest rate environment. Management has been proactive in managing the Company’s cost of funds and has significantly decreased the average cost of total interest-bearing liabilities, while improving the average yield on interest-earning assets for the third quarter of 2021 compared to the third quarter of 2020. The decrease in cost of funds highlight management’s efforts to maintain a strong net interest margin.

The provision for loan losses decreased by $2.0 million, to $680,000 for the third quarter of 2021 from $2.7 million for the third quarter of 2020, primarily due to COVID-19 related factors. During the third quarter of 2021, the Company experienced $4,000 in net recoveries compared to $192,000 in net recoveries for the third quarter of 2020. The Bank had non-accrual loans totaling $20.7 million, or 0.89 percent, of gross loans at September 30, 2021 as compared to $7.1 million, or 0.29 percent of gross loans at September 30, 2020. The allowance for loan losses was $38.2 million, or 1.64 percent of gross loans at September 30, 2021, and $31.8 million, or 1.31 percent of gross loans at September 30, 2020.

Noninterest income decreased by $5.6 million, or 81.1 percent, to $1.3 million for the third quarter of 2021 from $6.9 million for third quarter of 2020. The decrease in total noninterest income was mainly related to a gain on sale of premises of $4.4 million recognized in the prior year and a decrease in the unrealized gain of equity securities of $1.1 million. These decreases were partly offset by an increase in BOLI income of $380,000 to $765,000 for the third quarter of 2021 from $385,000 for the third quarter of 2020. The gain on sale of premises related to the completion of a sale/leaseback of certain offices that

BCBP Reports Third Quarter 2021 Earnings

October 21, 2021

the Company sold to a private investor group in September, 2020. The unrealized gains or losses on equity securities are based on market conditions. The increase in BOLI income relates to an initial purchase of $60.0 million of BOLI in the third quarter of 2020, and an additional purchase of $8.5 million in the first quarter of 2021.

Noninterest expense increased by $186,000, or 1.4 percent, to $13.5 million for the third quarter of 2021 from $13.3 million for the third quarter of 2020. Salaries and employee benefits expense increased by $126,000, or 2.0 percent, to $6.5 million for the third quarter of 2021 from $6.4 million for the third quarter of 2020. The increase related to normal compensation increases, and was partly offset by fewer full-time equivalent employees, as well as $200,000 of costs deferred for PPP loans in the prior-year period. The costs deferred in the prior-year period represented salaries and benefit costs associated with direct PPP loan origination costs, which were amortized over the life of the loan. The number of full-time equivalent employees for the third quarter of 2021 was 291, as compared to 303 for the same period in 2020. Director fees decreased by $238,000, or 50.5 percent, to $233,000 for the third quarter of 2021 from $471,000 for the third quarter of 2020, as a result of lower amortization expense for stock option and restricted stock awards in the current period.

The income tax provision decreased by $65,000, or 1.9 percent, to $3.4 million for the third quarter of 2021 from $3.5 million for the third quarter of 2020. The decrease in the income tax provision was a result of slightly lower taxable income for the third quarter of 2021 as compared with that same period for 2020. The consolidated effective tax rate for the third quarter of 2021 was 29.0 percent compared to 29.4 percent for the third quarter of 2020. The lower rate in the current period related primarily to higher non-taxable BOLI income in the current year period.

Year-to-Date Income Statement Review

Net income increased by $9.9 million, or 73.2 percent, to $23.5 million for the nine months ended September 30, 2021 from $13.6 million for the nine months ended September 30, 2020. The increase in net income was primarily the result of decreases in total interest expense and the provision for loan losses, partly offset by decreases in interest and non-interest income and increases in non-interest expense and the income tax provision for the first nine months of 2021 as compared to the first nine months of 2020.

Net interest income increased by $14.6 million, or 25.3 percent, to $72.2 million for the first nine months of 2021 from $57.6 million for the first nine months of 2020. The increase in net interest income resulted from a $15.4 million decrease in interest expense, partly offset by a decrease of $868,000 in interest income.

Interest income decreased by $868,000, or 1.0 percent, to $84.2 million for the first nine months of 2021 from $85.1 million for the first nine months of 2020. The decrease in interest income mainly related to a $2.0 million reduction in interest income from FHLB stock and other interest earning assets relating to a decrease in the average balance of FHLB stock and other interest-earning deposits of $149.7 million, or 31.2 percent, to $330.5 million for the first nine months of 2021 from $480.2 million for the first nine months of 2020, as well as a decrease in the average rate on these funds of 46 basis points to 0.27 percent for the first nine months of 2021 from 0.73 percent for the first nine months of 2020. The decrease in the average balance of interest-earning deposits mainly relates to decreases in the average balances of deposits and FHLB advances. This decrease in interest income was partly offset by an increase in loan interest income due to an increase in the average balance of loans receivable of $51.1 million, or 2.2 percent, to $2.337 billion for the first nine months of 2021 from $2.286 billion for the first nine months of 2020, while the average rate on loans decreased seven basis points. Interest income on investment securities also increased, mainly related to an increase in the average rate of 78 basis points to 3.54 percent for the first nine months of 2021 from 2.76 percent for the first nine months of 2020, due to the purchase of higher yielding securities in the current year period. Interest income on loans for the nine months ended September 30, 2021 also included $591,000 of amortization of purchase credit fair value adjustments related to a prior acquisition, which added approximately three basis points to the average yield on interest earning assets.

Interest expense decreased by $15.4 million, or 56.3 percent, to $12.0 million for the first nine months of 2021 from $27.4 million for the first nine months of 2020. This decrease resulted primarily from a decrease in the average rate on interest-bearing liabilities of 81 basis points to 0.75 percent for the first nine months of 2021 from 1.56 percent for the first nine months of 2020, as well as a decrease in the average balance of interest-bearing liabilities of $208.5 million, or 8.9 percent, to $2.131 billion for the first nine months of 2021 from $2.339 billion for the first nine months of 2020. The decrease in the average cost of funds primarily resulted from the declining interest rate environment and an increased focus

BCBP Reports Third Quarter 2021 Earnings

October 21, 2021

on managing funding costs. The decrease in the average balance of interest-bearing liabilities primarily resulted from the Company’s strategy of continued deleveraging. The Company also opted to extinguish $110.0 million of FHLB advances over the 12-month period ended September 30, 2021, which held an average rate of 1.99%. The related non-recurring expense for the extinguishment of this debt was included in noninterest expense.

Net interest margin was 3.47 percent for the nine months ended September 30, 2021 and 2.67 percent for the nine months ended September 30, 2020. The increase in the net interest margin compared to the prior-year period was the result of the volatile financial markets in 2020 attributable to the COVID-19 pandemic, and the current low interest rate environment. Management has been proactive in managing the Company’s cost of funds and has significantly decreased the average cost of total interest-bearing liabilities, while improving the average yield on interest-earning assets for the first nine months of 2021 compared to the first nine months of 2020.

The provision for loan losses decreased by $2.7 million to $4.8 million for the nine months ended September 30, 2021 from $7.5 million for the nine months ended September 30, 2020, primarily due to factors related to the COVID-19 pandemic. During the nine months ended September 30, 2021, the Company experienced $323,000 in net charge offs compared to $500,000 in net recoveries for the nine months ended September 30, 2020. The Bank had non-accrual loans totaling $20.7 million, or 0.89 percent, of gross loans at September 30, 2021 as compared to $7.1 million, or 0.29 percent, of gross loans at September 30, 2020. The allowance for loan losses was $38.2 million, or 1.64 percent of gross loans at September 30, 2021, and $31.8 million, or 1.31 percent of gross loans at September 30, 2020. Management believes that the allowance for loan losses was adequate at September 30, 2021 and September 30, 2020.

Total noninterest income decreased by $2.7 million, or 30.4 percent, to $6.1 million for the nine months ended September 30, 2021 from $8.8 million for the nine months ended September 30, 2020. The decrease in total noninterest income was mainly related to a decrease in gain on sale of premises of $4.0 million, a decrease in realized and unrealized gains of investments of $824,000, a decrease in gain on sale of investment securities of $306,000, and a decrease in other noninterest income of $277,000 in the current period compared to the same period in the prior year. Partly offsetting these decreases in noninterest income was an increase in BOLI income of $1.8 million, an increase in fees and service charges of $715,000, and an increase of $219,000 in gains on the sale of loans in the current period compared to the same period in the prior year. The gain on sale of premises related to the completion of a sale/leaseback of certain offices that the Company sold to a private investor group in September, 2020. The realized and unrealized gains on equity investments are based on market conditions. The BOLI income relates to an initial purchase of $60.0 million of BOLI product in the third quarter of 2020 and an additional purchase of $8.5 million in the first quarter of 2021. The higher fees and service charges related primarily to $495,000 of referral fees for PPP loans in the current period. The decrease in other noninterest income related primarily to the reversal of certain liabilities previously recorded for IAB acquired loans that paid off in the first nine months of 2020.

Total noninterest expense increased by $610,000, or 1.5 percent, to $40.3 million for the nine months ended September 30, 2021 from $39.7 million for the nine months ended September 30, 2020. Salaries and employee benefits expense increased by $112,000, or 0.6 percent, to $19.6 million for the nine months ended September 30, 2021 from $19.5 million for the same period in 2020. Excluding the $1.3 million of costs deferred for PPP loans in the prior-year period, salaries and benefits expense decreased $1.2 million, relating to fewer full-time equivalent employees, partly offset by normal compensation increases. The costs deferred in the prior-year period represented salaries and benefit costs associated with direct PPP loan origination costs, which were amortized over the life of the loan. The number of full-time equivalent employees for the nine months ended September 30, 2021 was 297, as compared with 338 for the same period in 2020. Occupancy and equipment expense decreased by $126,000, or 1.4 percent, to $8.6 million for the nine months ended September 30, 2021 from $8.7 million for the nine months ended September 30, 2020, largely related to the termination of building sanitization costs associated with the COVID-19 pandemic in the prior-year period and the closure of two of the Company’s branch offices in the fourth quarter of 2020. Data processing and communication expenses increased by $237,000, or 5.57 percent, to $4.5 million for the nine months ended September 30, 2021 from $4.3 million for the nine months ended September 30, 2020, largely attributable to additional system applications. Director fees decreased by $404,000, or 33.8 percent, to $790,000 for the nine months ended September 30, 2021 from $1.2 million for the nine months ended September 30, 2020, as a result of lower amortization expense for stock option and restricted stock awards in the current period. Advertising and promotion expenses decreased by $433,000, or 52.5 percent, to $392,000 for the nine months ended September 30, 2021 from $825,000 for the nine months ended September 30, 2020, as management curtailed certain business promotion activities in the current period. The Company recognized expenses of $1.1 million for losses on extinguishment of debt for the nine months ended September 30, 2021, and $313,000 for the nine months ended September 30, 2020, related to the prepayment of higher-cost FHLB borrowings.

BCBP Reports Third Quarter 2021 Earnings

October 21, 2021

The income tax provision increased by $4.1 million, or 71.8 percent, to $9.7 million for the nine months ended September 30, 2021 from $5.6 million for the nine months ended September 30, 2020. The increase in the income tax provision was a result of higher taxable income for the nine months ended September 30, 2021 as compared to that same period for 2020. The consolidated effective tax rate for the nine months ended September 30, 2021 was 29.3 percent compared to 29.5 percent for the nine months ended September 30, 2020. The lower rate in the current period related primarily to higher non-taxable BOLI income in the current year period.

Asset Quality

During the third quarter of 2021, the Company recognized $4,000 in net recoveries, compared to $192,000 in net recoveries for the third quarter of 2020.

The provision for loan losses decreased by $2.0 million, to $680,000 for the third quarter of 2021, compared to $2.7 million for the third quarter of 2020. The decrease was primarily due to improved COVID-19 related economic metrics. The Bank had non-accrual loans totaling $20.7 million, or 0.89 percent, of gross loans at September 30, 2021, as compared to $16.4 million, or 0.70 percent, of gross loans at December 31, 2020.

Performing troubled debt restructured (“TDR”) loans that were not included in non-accrual loans at September 30, 2021, were $12.6 million, compared to $13.8 million at December 31, 2020. Borrowers who are in financial difficulty and who have been granted concessions (excluding COVID-19 modifications) that may include interest rate reductions, term extensions, or payment alterations, are categorized as TDR loans.

The allowance for loan losses was $38.2 million, or 1.64 percent of gross loans at September 30, 2021, and $33.6 million, or 1.44 percent of gross loans at December 31, 2020. The allowance for loan losses was 184.1 percent of non-accrual loans at September, 30, 2021, and 205.2 percent of non-accrual loans at December 31, 2020.

The COVID-19 pandemic has caused disruption to the global economy, but the extent and duration of the disruption remains uncertain. Management will continue to monitor any activity for loan deferment requests and delinquencies on a regular basis.

COVID-19 Response

With the global outbreak of COVID-19, the Company remains focused on protecting the health and well-being of its employees and the communities in which it operates while assuring the continuity of its business operations.

The Company activated its dedicated pandemic team that proactively implemented its business continuity plans and has taken a variety of measures to ensure the ongoing availability of services, while taking health and safety measures, including enhanced cleaning and hygiene protocols in all of its facilities and remote work policies, where possible. To date, as a result of these business continuity measures, the Company has not experienced significant disruptions in its operations.

•	Operational Initiatives

•	Management meets on an as-needed basis and actively monitors guidance released by regulators, banking associations as well as state, federal and local government.

•	Most employees have returned to work, however social distancing is still encouraged for those that are unvaccinated.

•	Barriers are in place in branches and back offices to provide protection.

•	Branch and operational offices are cleaned and sanitized as needed and employees have access to masks, gloves and disinfectant.

•	Management provides updates to employees as needed.

•	The Call Center is open seven days a week to assist with customer inquiries.

BCBP Reports Third Quarter 2021 Earnings

October 21, 2021

•

Branch offices are open; however customers have the ability to make an appointment if they choose. The Bank is encouraging customers to utilize the ATM, drive-through and electronic banking services whenever possible.

•	The Bank worked with a local provider in April/May 2021 to have the vaccine administered at one of the bank’s locations.

•	Allowance for Loan Losses (“ALLL”)

•

The Bank increased its loan loss reserves through the addition of $680,000 in loan loss provisions for the third quarter of 2021, as compared to $2.7 million for the same period last year. The Bank considered qualitative factors, such as changes in underwriting policies, current economic conditions, delinquency statistics, the adequacy of the underlying collateral and the financial strength of borrowers in arriving at its loan loss provision. All of these factors are likely to be affected by the COVID-19 pandemic. Loan categories for specific business types were stressed due to rising delinquencies within those market sectors (restaurants, mixed use/office space, and commercial condos) to determine the potential for collateral shortfalls. The impact of COVID-19 is likely to be felt over the next several quarters. Adjustments to the ALLL may be required as the full impact of COVID-19 on the borrowers’ capacity to make payments and the value of the underlying collateral becomes known.

Loan Deferments

•

The Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, was signed into law on March 27, 2020, and provided over $2.0 trillion in emergency economic relief to individuals and businesses impacted by the COVID-19 pandemic. Under Section 4013 of the CARES Act, loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 modifications. A financial institution can then suspend the requirements under GAAP for loan modifications related to COVID-19 that would otherwise be categorized as a TDR, and suspend any determination of a loan modified as a result of COVID-19 as being a TDR, including the requirement to determine impairment for accounting purposes. As of September 30, 2021, most of these loans are accruing interest and the Bank is considering the loans within the overall allowance for loan loss analysis.

•

The Bank has worked with customers that previously requested loan deferments and entered into COVID-19 modifications. The loan balances for these customers at September 30, 2021 was approximately $38.8 million. The modifications generally provide a short-term, interest-only period. The Bank does not believe that these modified loans will result in losses, so long as the borrowers’ representation of cash flows is realized. Borrowers that have requested modifications with less definitive cash flow projections have been denied and are being analyzed as part of the loan stress testing and Allowance for Loan Loss calculation.

•	Paycheck Protection Program (PPP)

•	The Bank has partnered with The Loan Source, Inc. and recognized $495,000 in referral fees for the second round of PPP loans in the nine months ended September 30, 2021.

•	IT Changes

•

To protect the well-being of our staff and customers, the Company has set up resources for some employees to work from home. To facilitate the move, we allocated laptop computers to staff and enhanced our ability to access the network offsite. We have taken additional steps to minimize the increased risk of security breaches (including privacy breaches and cyber-attacks), given the increased number of employees working remotely.

•	Liquidity and Capital Resources

•

The Company was well positioned with adequate levels of cash and liquid assets as of September 30, 2021, as well as wholesale borrowing capacity of over $800 million. At September 30, 2021, the Company’s equity to assets ratio was 8.82 percent and the Bank is considered “well capitalized” under its regulatory requirements. The Company will continue to monitor the effects of COVID-19 in determining future cash dividends and any requirement for additional capital each quarter.

BCBP Reports Third Quarter 2021 Earnings

October 21, 2021

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 29 branch offices in Bayonne, Carteret, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and three branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of the Bank’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;

•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond any forbearance periods, which will adversely affect our net income;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;

•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and

•	civil unrest could occur in the communities that the Company serves.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

BCBP Reports Third Quarter 2021 Earnings

October 21, 2021

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports Third Quarter 2021 Earnings

October 21, 2021

	Statements of Income - Three Months Ended,
	September 30, 2021	June 30, 2021	September 30, 2020	Sep 30, 2021 vs. June 30, 2021	Sep 30, 2021 vs. Sep 30, 2020
	(In thousands, except per share amounts, Unaudited)
Interest and dividend income:
Loans, including fees	$26,922	$26,888	$27,126	0.1%	-0.8%
Mortgage-backed securities	159	167	393	-4.8%	-59.5%
Other investment securities	814	747	693	9.0%	17.5%
FHLB stock and other interest earning assets	249	202	254	23.3%	-2.0%

Total interest and dividend income	28,144	28,004	28,466	0.5%	-1.1%

Interest expense:
Deposits:
Demand	1,059	1,150	1,157	-7.9%	-8.5%
Savings and club	131	127	113	3.1%	15.9%
Certificates of deposit	1,344	1,639	4,531	-18.0%	-70.3%

	2,534	2,916	5,801	-13.1%	-56.3%
Borrowings	997	1,024	1,775	-2.6%	-43.8%

Total interest expense	3,531	3,940	7,576	-10.4%	-53.4%

Net interest income	24,613	24,064	20,890	2.3%	17.8%
Provision for loan losses	680	2,295	2,726	-70.4%	-75.1%

Net interest income after provision for loan losses	23,933	21,769	18,164	9.9%	31.8%

Non-interest income:
Fees and service charges	713	1,029	875	-30.7%	-18.5%
Gain on sales of loans	94	218	174	-56.9%	-46.0%
Loss on sale of impaired loans	—	(64)	—	-100.0%	0.0%
Gain on sale of investment securities	—	—	306	0	-100.0%
Realized and unrealized (loss) gain on equity investments	(307)	499	778	0.0%	0.0%
BOLI income	765	729	385	4.9%	98.7%
Gain on sale of premises	—	371	4,378	-100.0%	-100.0%
Other	52	38	59	36.8%	-11.9%

Total non-interest income	1,317	2,820	6,955	-53.3%	-81.1%

Non-interest expense:
Salaries and employee benefits	6,511	6,512	6,385	0.0%	2.0%
Occupancy and equipment	2,983	2,668	2,996	11.8%	-0.4%
Data processing and communications	1,511	1,527	1,394	-1.0%	8.4%
Professional fees	543	491	421	10.6%	29.0%
Director fees	233	310	471	-24.8%	-50.5%
Regulatory assessment fees	303	314	311	-3.5%	-2.6%
Advertising and promotions	200	109	59	83.5%	239.0%
Other real estate owned, net	(11)	19	11	-157.9%	-200.0%
Loss from extinguishment of debt	337	194	313	73.7%	7.7%
Other	918	1,013	981	-9.4%	-6.4%

Total non-interest expense	13,528	13,157	13,342	2.8%	1.4%

Income before income tax provision	11,722	11,432	11,777	2.5%	-0.5%
Income tax provision	3,400	3,382	3,465	0.5%	-1.9%

Net Income	8,322	8,050	8,312	3.4%	0.1%
Preferred stock dividends	284	284	332	0.0%	-14.5%

Net Income available to common stockholders	$8,038	$7,766	$7,980	3.5%	0.7%

Net Income per common share-basic and diluted
Basic	$0.47	$0.45	$0.47	4.4%	0.0%

Diluted	$0.47	$0.45	$0.47	4.4%	-0.6%

Weighted average number of common shares outstanding
Basic	17,018	17,126	17,069	-0.6%	-0.3%

Diluted	17,221	17,282	17,069	-0.4%	0.9%

BCBP Reports Third Quarter 2021 Earnings

October 21, 2021

	Statements of Income—Nine Months Ended,
	September 30, 2021	September 30, 2020	Sep 30, 2021 vs. Sep 30, 2020
	(In thousands, except per share amounts, Unaudited)
Interest and dividend income:
Loans, including fees	$80,673	$80,063	0.8%
Mortgage-backed securities	532	1,450	-63.3%
Other investment securities	2,345	947	147.6%
FHLB stock and other interest earning assets	673	2,631	-74.4%

Total interest and dividend income	84,223	85,091	-1.0%

Interest expense:
Deposits:
Demand	3,407	4,927	-30.9%
Savings and club	376	324	16.0%
Certificates of deposit	4,975	16,658	-70.1%

	8,758	21,909	-60.0%
Borrowings	3,226	5,523	-41.6%

Total interest expense	11,984	27,432	-56.3%

Net interest income	72,239	57,659	25.3%
Provision for loan losses	4,840	7,526	-35.7%

Net interest income after provision for loan losses	67,399	50,133	34.4%

Non-interest income:
Fees and service charges	2,853	2,138	33.4%
Gain on sales of loans	586	292	100.7%
Loss on sale of impaired loans	(64)	—	0.0%
Gain on sale of investment securities	—	346	-100.0%
Realized and unrealized gain on equity investments	(4)	780	0.0%
BOLI income	2,195	385	470.1%
Gain on sale of premises	371	4,378	-91.5%
Other	150	427	-64.9%

Total non-interest income	6,087	8,746	-30.4%

Non-interest expense:
Salaries and employee benefits	19,568	19,456	0.6%
Occupancy and equipment	8,604	8,730	-1.4%
Data processing and communications	4,493	4,256	5.6%
Professional fees	1,446	1,289	12.2%
Director fees	790	1,194	-33.8%
Regulatory assessments	993	883	12.5%
Advertising and promotions	392	825	-52.5%
Other real estate owned, net	12	58	-79.3%
Loss from extinguishment of debt	1,071	313	242.2%
Other	2,899	2,654	9.2%

Total non-interest expense	40,268	39,658	1.5%

Income before income tax provision	33,218	19,221	72.8%
Income tax provision	9,729	5,662	71.8%

Net Income	23,489	13,559	73.2%
Preferred stock dividends	851	1,014	-16.1%

Net Income available to common stockholders	$22,638	$12,545	80.5%

Net Income per common share-basic and diluted
Basic	$1.33	$0.73	82.2%

Diluted	$1.31	$0.73	79.5%

Weighted average number of common shares outstanding
Basic	17,085	17,250	-1.0%

Diluted	17,242	17,268	-0.2%

BCBP Reports Third Quarter 2021 Earnings

October 21, 2021

Statements of Financial Condition	September 30, 2021	December 31, 2020	September 30, 2020	Sep 30, 2021 vs. Dec 31, 2020	Sep 30, 2021 vs. Sep 30, 2020
	(In Thousands, Unaudited)
ASSETS
Cash and amounts due from depository institutions	$8,569	$23,201	$18,938	-63.1%	-54.8%
Interest-earning deposits	434,369	238,028	141,613	82.5%	206.7%

Total cash and cash equivalents	442,938	261,229	160,551	69.6%	175.9%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	82,603	99,756	119,643	-17.2%	-31.0%
Equity investments	23,534	17,717	14,501	32.8%	62.3%
Loans held for sale	913	3,530	1,510	-74.1%	-39.5%
Loans receivable, net of allowance for loan losses of $38,156, $33,639, and $31,760 respectively	2,289,854	2,295,021	2,391,990	-0.2%	-4.3%
Federal Home Loan Bank of New York stock, at cost	8,193	11,324	13,160	-27.6%	-37.7%
Premises and equipment, net	12,998	15,272	15,968	-14.9%	-18.6%
Accrued interest receivable	10,388	12,924	17,746	-19.6%	-41.5%
Other real estate owned	—	414	1,623	-100.0%	-100.0%
Deferred income taxes	13,515	12,574	12,184	7.5%	10.9%
Goodwill and other intangibles	5,445	5,488	5,503	-0.8%	-1.1%
Operating lease right-of-use asset	13,245	14,988	15,798	-11.6%	-16.2%
Bank-owned life insurance (“BOLI”)	71,728	61,033	60,385	17.5%	18.8%
Other assets	7,698	9,011	11,022	-14.6%	-30.2%

Total Assets	$2,983,787	$2,821,016	$2,842,319	5.8%	5.0%

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Non-interest bearing deposits	$544,619	$402,100	$395,630	35.4%	37.7%
Interest bearing deposits	1,996,786	1,915,950	1,877,708	4.2%	6.3%

Total deposits	2,541,405	2,318,050	2,273,338	9.6%	11.8%
FHLB advances	118,573	191,161	259,600	-38.0%	-54.3%
Subordinated debentures	37,217	37,042	36,984	0.5%	0.6%
Operating lease liability	13,533	15,224	16,004	-11.1%	-15.4%
Other liabilities	9,978	10,328	13,706	-3.4%	-27.2%

Total Liabilities	2,720,706	2,571,805	2,599,632	5.8%	4.7%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—
Additional paid-in capital preferred stock	25,723	25,723	23,481	0.0%	9.5%
Common stock: no par value, 40,000 shares authorized	—	—	—
Additional paid-in capital common stock	193,613	192,276	191,755	0.7%	1.0%
Retained earnings	73,388	58,335	53,742	25.8%	36.6%
Accumulated other comprehensive (loss) income	(214)	(205)	627	4.4%	-134.1%
Treasury stock, at cost	(29,429)	(26,918)	(26,918)	9.3%	9.3%

Total Stockholders’ Equity	263,081	249,211	242,687	5.6%	8.4%

Total Liabilities and Stockholders’ Equity	$2,983,787	$2,821,016	$2,842,319	5.8%	5.0%

Outstanding common shares	17,036	17,108	17,081

BCBP Reports Third Quarter 2021 Earnings

October 21, 2021

	Three Months Ended September 30,
	2021			2020
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,340,690	$26,922	4.60%	$2,394,997	$27,126	4.53%
Investment Securities	105,595	973	3.69%	138,736	1086	3.13%
FHLB stock and other interest-earning assets	402,618	249	0.25%	273,620	254	0.37%

Total Interest-earning assets	2,848,903	28,144	3.95%	2,807,353	28,466	4.06%
Non-interest-earning assets	105,399			94,623
Total assets	$2,954,302			$2,901,976

Interest-bearing liabilities:
Interest-bearing demand accounts	$638,812	$648	0.41%	$498,287	$650	0.52%
Money market accounts	344,142	411	0.48%	315,658	508	0.64%
Savings accounts	321,783	131	0.16%	283,684	113	0.16%
Certificates of Deposit	674,558	1,344	0.80%	875,497	4,530	2.07%

Total interest-bearing deposits	1,979,295	2,534	0.51%	1,973,126	5,801	1.18%
Borrowed funds	163,814	997	2.43%	274,144	1,775	2.59%

Total interest-bearing liabilities	2,143,109	3,531	0.66%	2,247,270	7,576	1.35%
Non-interest-bearing liabilities	551,938			418,184

Total liabilities	2,695,047			2,665,454
Stockholders’ equity	259,255			236,522

Total liabilities and stockholders’ equity	$2,954,302			$2,901,976

Net interest income		$24,613			$20,890

Net interest rate spread(1)			3.29%			2.71%

Net interest margin(2)			3.46%			2.98%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

BCBP Reports Third Quarter 2021 Earnings

October 21, 2021

	Nine Months Ended September 30,
	2021			2020
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,336,950	$80,673	4.60%	$2,285,854	$80,063	4.67%
Investment Securities	108,492	2,877	3.54%	115,910	2,397	2.76%
FHLB stock and other interest-earning assets	330,500	673	0.27%	480,221	2,631	0.73%

Total Interest-earning assets	2,775,942	84,223	4.05%	2,881,985	85,091	3.94%
Non-interest-earning assets	107,319			68,397
Total assets	$2,883,261			$2,950,382

Interest-bearing liabilities:
Interest-bearing demand accounts	$627,193	$2,108	0.47%	$457,546	$2,305	0.67%
Money market accounts	332,489	1,299	0.54%	321,453	2,623	1.09%
Savings accounts	313,315	376	0.16%	270,948	324	0.16%
Certificates of Deposit	677,868	4,975	1.07%	1,007,796	16,657	2.20%

Total interest-bearing deposits	1,950,865	8,758	0.64%	2,057,743	21,909	1.42%
Borrowed funds	179,913	3,226	2.39%	281,574	5,523	2.62%

Total interest-bearing liabilities	2,130,778	11,984	0.75%	2,339,317	27,432	1.56%
Non-interest-bearing liabilities	497,358			372,976

Total liabilities	2,628,136			2,712,293
Stockholders’ equity	255,125			238,089

Total liabilities and stockholders’ equity	$2,883,261			$2,950,382

Net interest income		$72,239			$57,659

Net interest rate spread(1)			3.30%			2.38%

Net interest margin(2)			3.47%			2.67%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

BCBP Reports Third Quarter 2021 Earnings

October 21, 2021

	Financial Condition data by quarter
	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
	(In thousands, except book values)
Total assets	$2,983,787	$2,895,190	$2,852,460	$2,821,016	$2,842,319
Cash and cash equivalents	442,938	328,257	296,938	261,229	160,551
Securities	106,137	104,384	111,860	117,473	134,144
Loans receivable, net	2,289,854	2,312,559	2,296,434	2,295,021	2,391,990
Deposits	2,541,405	2,445,814	2,404,135	2,318,050	2,273,338
Borrowings	155,790	165,595	170,399	228,203	296,584
Stockholders’ equity	263,081	258,524	253,454	249,211	242,687
Book value per common share[1]	$13.93	$13.63	$13.30	$13.06	$12.83
Tangible book value per common share[2]	$13.62	$13.32	$12.99	$12.76	$12.53

	Operating data by quarter
	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
	(In thousands, except for per share amounts)
Net interest income	$24,613	$24,064	$23,562	$22,751	$20,890
Provision for loan losses	680	2,295	1,865	1,915	2,726
Non-interest income	1,317	2,820	1,950	3,744	6,955
Non-interest expense	13,528	13,157	13,583	14,378	13,342
Income tax expense	3,400	3,382	2,947	2,904	3,465

Net income	$8,322	$8,050	$7,117	$7,298	$8,312

Net income per diluted share	$0.47	$0.45	$0.40	$0.41	$0.47

Common Dividends declared per share	$0.16	$0.14	$0.14	$0.14	$0.14

	Financial Ratios[3]
	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Return on average assets	1.13%	1.12%	1.01%	1.03%	1.15%
Return on average stockholder’s equity	12.84%	12.60%	11.37%	11.93%	14.06%
Net interest margin	3.46%	3.47%	3.48%	3.35%	2.98%
Stockholder’s equity to total assets	8.82%	8.93%	8.89%	8.83%	8.54%
Efficiency Ratio[4]	52.17%	48.94%	53.24%	54.27%	47.92%

	Asset Quality Ratios
	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
	(In thousands, except for ratio %)
Non-Accrual Loans	$20,725	$22,174	$14,405	$16,396	$7,151
Non-Accrual Loans as a % of Total Loans	0.89%	0.94%	0.62%	0.70%	0.29%
ALLL as % of Non-Accrual Loans	184.1%	169.0%	246.3%	205.2%	444.1%
Impaired Loans	58,863	62,281	67,344	83,201	31,318
Classified Loans	48,547	51,926	56,178	68,580	18,138

(1)	Calculated by dividing stockholders’ equity, less preferred equity, to shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports Third Quarter 2021 Earnings

October 21, 2021

	Recorded Investment in Loans Receivable by quarter
	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
	(In thousands)
Residential one-to-four family	$224,330	$229,365	$234,375	$244,369	$241,796
Commercial and multi-family	1,739,976	1,714,848	1,700,113	1,690,836	1,677,668
Construction	149,076	181,312	167,224	155,967	134,769
Commercial business	161,416	172,129	177,340	184,357	311,204
Home equity	52,109	53,333	53,360	53,667	60,973
Consumer	2,730	459	851	822	770

	$2,329,637	$2,351,446	$2,333,263	$2,330,018	$2,427,180
Less:
Deferred loan fees, net	(1,627)	(1,415)	(1,352)	(1,358)	(3,430)
Allowance for loan loss	(38,156)	(37,472)	(35,477)	(33,639)	(31,760)

Total loans, net	$2,289,854	$2,312,559	$2,296,434	$2,295,021	$2,391,990

	Non-Accruing Loans in Portfolio by quarter
	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
	(In thousands)
Residential one-to-four family	$455	$464	$701	$1,736	$1,412
Commercial and multi-family	13,322	14,673	7,962	8,721	1,436
Construction	2,787	2,787	—	—	—
Commercial business	4,128	4,216	5,307	5,383	3,630
Home equity	33	34	435	556	673

Total:	$20,725	$22,174	$14,405	$16,396	$7,151

BCBP Reports Third Quarter 2021 Earnings

October 21, 2021

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter

	Tangible Book Value per Share
	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
		(In thousands, except per share amounts)
Total Stockholders’ Equity	$263,081	$258,524	$253,454	$249,211	$242,687
Less: goodwill	5,252	5,252	5,253	5,253	5,253
Less: preferred stock	25,723	25,723	25,723	25,723	23,481

Total tangible common stockholders’ equity	232,106	227,549	222,478	218,235	213,953
Shares common shares outstanding	17,036	17,077	17,121	17,108	17,081
Book value per common share	$13.93	$13.63	$13.30	$13.06	$12.83

Tangible book value per common share	$13.62	$13.32	$12.99	$12.76	$12.53

	Efficiency Ratios
	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
		(In thousands, except for ratio %)
Net interest income	$24,613	$24,064	$23,562	$22,751	$20,890
Non-interest income	1,317	2,820	1,950	3,744	6,955

Total income	25,930	26,884	25,512	26,495	27,845
Non-interest expense	13,528	13,157	13,583	14,378	13,342

Efficiency Ratio	52.17%	48.94%	53.24%	54.27%	47.92%

	Distribution of Deposits by quarter
	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
	(In thousands)
Demand:
Non-Interest Bearing	$544,619	$492,014	$454,061	$402,100	$395,630
Interest Bearing	644,453	619,163	620,171	613,882	504,863
Money Market	351,508	344,512	335,440	315,208	311,074

Sub-total:	$1,540,580	$1,455,689	$1,409,672	$1,331,190	$1,211,567
Savings and Club	326,807	316,244	311,259	297,765	287,513
Certificates of Deposit	674,018	673,881	683,204	689,095	774,258

Total Deposits:	$2,541,405	$2,445,814	$2,404,135	$2,318,050	$2,273,338

Transmitted on Globe Newswire on October 21, 2021 at 4:15 p.m. Eastern Daylight Time.